UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 7, 2011

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

932 Southwood Boulevard
Incline Village, Nevada  89451
 (Address of principal executive offices, with zip code)

(775) 832-8500
 (Company’s telephone number, including area code)
_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Nevada State Judge Denies Roche and Genentech’s Motions to Dismiss PDL BioPharma’s Complaint

On July 11, 2011, PDL BioPharma, Inc. (“PDL”) issued a press release announcing that on July 7, 2011, the Second Judicial District Court of Nevada ruled in favor of PDL on two motions to dismiss filed by Genentech and F. Hoffmann LaRoche, Ltd. (“Roche”) in PDL’s lawsuit related to the 2003 settlement agreement with Genentech.  The court denied Genentech and Roche’s motion to dismiss four of PDL’s five claims for relief and, further, denied Roche’s separate motion to dismiss for lack of personal jurisdiction. The court dismissed one of PDL’s claims that Genentech committed a bad-faith breach of the covenant of good faith and fair dealing stating that, based on the current state of the pleadings, no “special relationship” had been established between Genentech and PDL, as required under Nevada law.

The effect of the Court’s ruling is that PDL is permitted to continue to pursue its claims that (i) Genentech is obligated to pay royalties to PDL on international sales of the Genentech Products; (ii) Genentech, by challenging, at the behest of Roche and Novartis, whether PDL’s SPCs cover the Genentech Products breached its contractual obligations to PDL under the 2003 settlement agreement; (iii) Genentech breached the implied covenant of good faith and fair dealing with respect to the 2003 settlement agreement and (iv) Roche intentionally and knowingly interfered with PDL’s contractual relationship with Genentech in conscious disregard of PDL’s rights.

PDL seeks compensatory damages, including liquidated damages and other monetary remedies set forth in the 2003 settlement agreement, punitive damages and attorney’s fees as a result of Genentech and Roche’s conduct. The ultimate outcome of this litigation is uncertain and we may not be successful in our allegations.

The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated July 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC
(Company)

By:	/s/ Christopher Stone
Christopher Stone
Vice President, General Counsel and Secretary

Dated:  July 11, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated July 11, 2011